Greenlight Capital Re, Ltd.
65 Market Street, Suite 1207
Jasmine Court, Camana Bay
P.O. Box 31110
Grand Cayman, KYI-1205
Cayman Islands

February 27, 2013

VIA EDGAR

United States Securities and Exchange Commission
Division of Corporate Finance
100 F Street, N.E.
Washington, D.C. 20549-3628
Attention: Jim B. Rosenberg
Senior Assistant Chief Accountant

Re:	Greenlight Capital Re, Ltd.
Form 10-K for the Fiscal Year Ended December 31, 2011 (the “Form 10-K”)
Form 10-Q for the Quarterly Period Ended September 30, 2012 (the “Form 10-Q”)
File No. 001-33493

Dear Mr. Rosenberg:

We hereby acknowledge receipt of your letter dated February 12, 2013 with respect to the Form 10-K and Form 10-Q referenced above.

We are in the process of preparing our responses to your comments and expect to provide our response letter to you by March 8, 2013.

Please do not hesitate to contact the undersigned at (345) 749-0205 with any questions or comments regarding any of the foregoing.

Very truly yours,
/s/ Tim Courtis
Tim Courtis
Chief Financial Officer

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